Exhibit 1.3

FOR IMMEDIATE RELEASE

Pivotal Special Committee and CDC
Provide Update on their
Transaction

Vancouver, B.C. and Hong Kong — January 15, 2004 - The Special Committee of Pivotal Corporation (Nasdaq: PVTL; TSX: PVT) and chinadotcom corporation (Nasdaq: CHINA) are providing an update on developments which have occurred since entering into a definitive arrangement agreement with CDC Software Corporation (“CDC”), a wholly owned subsidiary and software unit of chinadotcom, announced on December 8, 2003.

Under the current terms of the definitive arrangement agreement and the proceedings thereunder, all materials for Pivotal’s proxy circular relating to the transaction must be completed by the close of business on January 20, 2004. Pivotal, chinadotcom and CDC have been working diligently to prepare the proxy circular and they believe that the conditions contained in the definitive arrangement agreement for delivery of these materials to Pivotal shareholders will be satisfied in a timely manner.

Pivotal shareholders are reminded that if the proxy materials necessary for the US$2.14 cash and share option are not completed by January 20, 2004, the cash and share option will not be available to Pivotal shareholders, and the transaction will become simply a plan of arrangement to acquire all Pivotal shares for US$2.00 in cash.

Pivotal’s Special Committee, chinadotcom and CDC will keep investors updated as developments warrants.

Forward Looking Statements

This press release contains forward-looking statements, including those relating to the satisfaction of the obligations contained in the definitive arrangement agreement, the date of the initial and final court applications in respect of the pending transaction, the extraordinary meeting of Pivotal’s shareholders to consider the transaction with chinadotcom and CDC and the closing of such transaction. Forward-looking statements include statements about plans and proposals for future actions, or events or conditions that may occur in the future. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties and other factors that could cause actual events, conditions or results to differ materially from those anticipated in the forward-looking statements, as a result of a variety of risks, uncertainties and other factors, including, without limitation the possibility that the proxy circular may take longer than anticipated to prepare, that conditions to closing of any acquisition agreement may not be satisfied, that one or more third parties may make competing acquisition proposals, commence litigation or take other action to seek to delay or prevent consummation of a transaction, or other events may cause Pivotal’s board

FOR IMMEDIATE RELEASE

to deem it advisable to hold the shareholders meeting at a different time or place than presently anticipated. Pivotal, chinadotcom and CDC assume no obligation to update forward-looking statements to reflect future events.

Media Relations

Jane Cheng, Public Relations Manager
Tel: (852) 2961 2750
Fax: (852) 2571 0410
e-mail: jane.cheng@hk.china.com

Investor Relations

Craig Celek, Vice President, Investor Relations
Tel: 1-212-661-2160
Fax: 1-973-591-9976
e-mail: craig.celek@hk.china.com

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